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                                                                  EXHIBIT 10.59

                              CONSULTING AGREEMENT

This agreement, dated as of August 1, 1997, by and between The Sports Club Company ("SCC"), and Rex A. Licklider (the "Consultant"). Whereas, SCC desires to retain the Consultant for certain services and the Consultant desires to provide such services, SCC and the Consultant agree to the following:

1. Appointment. SCC hereby retains the Consultant as an independent contractor on a part-time basis, and the Consultant hereby accepts such retainer, upon the terms and conditions herein set forth. During the term hereof, the Consultant shall serve at the direction of Michael Talla or any other person appointed by him.

2. Services to be Rendered. The Consultant agrees to perform the following services:

                a)  Assist the Company in strategic planning
                b) Advise the President and CEO on day-to-day operations, marketing and sales
                c)  Assist the Company in stockholder relations.

3) Time and Place of Work. The Consultant shall provide SCC with a minimum of 60 hours of service per month. These services shall be performed at the SCC's executive office in Los Angeles, Ca., or at such other place or places as shall be mutually agreed upon.

4) Compensation. In consideration of the services to be provided by the Consultant hereunder, SCC shall pay the Consultant at the rate of $10,000 per month, payable in advance. SCC shall reimburse the Consultant for all reasonable and necessary traveling expenses and other disbursements which the Consultant shall incur, at SCC's request, in rendering services pursuant to this agreement. The Consultant shall render invoices and expense accounts monthly in form and detail as specified by SCC. The Consultant acknowledges that he shall be fully responsible for all Federal and State withholding, payroll and other taxes, as confirmed by the Consultant's Certificate in the form of Exhibit "A" attached hereto.

5) Term. This agreement shall be effective from August 1, 1997 until July 31, 1998. The Consultant's obligations pursuant to Paragraphs 9 and 12 below shall survive the expiration or earlier termination of this agreement.
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6)       Termination. This agreement shall terminate on the earliest of a) July
         31, 1998, unless amended as provided herein, b) inability of the Consultant to perform all services required of him under this agreement; and/or c) mutual agreement by both parties. It will also terminate if SCC ceases to operate as a business, merges with or is acquired by or otherwise sells all or substantially all its assets and properties to another entity. Upon termination, the Consultant shall transfer to SCC all work which has been, or is in the process of being completed, and all drawings, designs, plans, and any copyright, patent or trademark rights made or obtained in connection therewith. In this regard, the Consultant acknowledges and agrees that he is a "worker-for-hire" under the Copyright Act of 1976, as amended, and all work, products and proceeds of his work and services under this agreement shall be and remain the sole property of SCC.

7) Limitation of Liability. The Consultant shall not be obligated to render services or incur costs hereunder and SCC shall not be obligated to reimburse the Consultant for expenses hereunder in excess of $10,000, unless SCC and the Consultant shall change amount by written amendment to this agreement.

8) Consulting for Others. The Consultant shall be free to be employed by or otherwise render consulting services to any other individual, firm, association or organization, provided that any such individual, firm, association or organization does not compete with SCC absent the prior written approval of SCC.

9) Confidential Nature of Work. Both during and after the term of this agreement, the Consultant will not directly or indirectly use or divulge to any one other than SCC's officers or, except in the performance of his services under this agreement, make any use of information or knowledge relating to a) any project on which SCC shall have worked or shall be working on, or b) to SCC's business, which the Consultant shall have developed, learned about or obtained during the term of this agreement and which shall not be generally known or recognized as standard practice. The Consultant will not utilize SCC's name for any advertising purpose without the Company's prior written approval.

10) Third Party Relationships. The Consultant will not enter into any agreement or incur any obligation on SCC's behalf, or commit SCC in any other manner without SCC's prior written consent.
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11)      Nature of Relationship. It is understood that the Consultant is being retained by SCC as an independent contractor and that the Consultant is not, and will not act as SCC's agent nor shall the Consultant be deemed to be an employee of the Company for the purpose of any tax withholding or employee benefit program or otherwise, except that, Consultant will be included in SCC health insurance program and will receive normal executive privileges at SCC fitness facilities.

12) Invention and Patent Rights. The Consultant agrees to and does hereby assign to SCC any inventions resulting from the performance of his services under this agreement. SCC will prepare, file and prosecute patent applications on such inventions whenever, in its judgment, it feels that such applications should be filed and will pay all expenses involved therewith.

13) Warranty. The Consultant warrants that he has the right to disclose to SCC all information transmitted under this agreement and in relation thereto, without violating the legal or equitable rights of any other person or entity, and that all services rendered to or on behalf of SCC shall be in strict accordance with all applicable federal, state and local laws. The Consultant further agrees to indemnify and hold harmless SCC in the event of any breach of any representation, warranty, term or condition set forth herein.

14) Entire Agreement. This agreement (together with all Exhibits attached hereto, which are incorporated herein by this reference) shall constitute the entire agreement between the parties. No understandings, agreements, discussions or representations on the subject matter hereof shall be binding upon either of the parties, except as expressly set forth herein or in any other written agreement executed between the parties.

This agreement is entered into and executed as of the date above.


By:     The Sports Club Company, Inc.           By:


By:     /s/ John Gibbons                        /s/ Rex Licklider
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        John Gibbons, President                 Rex A. Licklider, Consultant
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                           CONSULTANT'S CERTIFICATION

I, Rex Licklider, hereby agree to the terms outlined on the attached agreement, and I am aware that no employment withholding taxes will be deducted by The Sports Club Company, Inc.. I accept full responsibility for the payment of my taxes as I am self-employed. I realize that The Sports Club Company, Inc. is not liable for any injury I may suffer while performing consulting services for The Sports Club Company, Inc. as I am working as an independent contractor and not an employee; further, I acknowledge that worker's compensation coverage is not available to me, and that I must provide my own worker's compensation insurance, as this company benefit is not provided for consultants rendering services for the company on an independent contractor basis.

Executed on this 15th day of August 1997 in Los Angeles County.

/s/ Rex A. Licklider
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Rex A. Licklider